Exhibit 99.a









                                                              December 6, 1995



FOR IMMEDIATE RELEASE



            MASCO CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN


        Taylor, Michigan -- Masco Corporation announced today that its Board of Directors adopted a Shareholder Rights Plan designed to enhance the Board's ability to protect shareholders against, among other things, unsolicited attempts to acquire control of the Company that do not offer an adequate price to all shareholders or are otherwise not in the best interests of its shareholders.

        Under the Plan each common shareholder at the close of business on December 18, 1995 will receive a dividend of one right for each share of common stock held. However, as is the case with similar Shareholder Rights Plans adopted by many other companies, the rights are not exercisable until after a person becomes the owner of 15% or more of the Company's common stock or commences a tender offer which would result in such ownership. Once a person acquires such ownership, the rights would permit Masco shareholders, other than the acquiring person, to purchase additional common stock at a substantial discount to its then current market price.

        Masco said that the Plan was not adopted in response to any stock acquisition plans or proposals of others. The rights would expire in ten years, unless earlier exchanged or redeemed.